Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV - Q2 2006 Powerwave Technologies Earnings Conference Call

Event Date/Time: Jul. 31. 2006 / 5:00PM ET

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President & CEO

CONFERENCE CALL PARTICIPANTS

Matt Robison

Ferris Baker Watts - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Kim Anderson

JPMorgan - Analyst

Mike Walkley

Piper Jaffray - Analyst

James Faucette

Pacific Crest - Analyst

Rich Valera

Needham & Co. - Analyst

Brian Grad

[DLS Capital Management] - Analyst

Mike Ounjian

Credit Suisse - Analyst

John Finn

Private Investor

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2006 Powerwave Technologies earnings conference call. My name is Shaneka, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to your host for today’s call, Mr. Kevin Michaels, Chief Financial Officer. Please proceed.

Kevin Michaels - Powerwave Technologies - CFO

Thank you and good afternoon and welcome to the Powerwave Technologies second-quarter 2006 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer.

Before starting, I would like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave, including but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure, the timing for completion of the integration of the REMEC Wireless acquisition, cost savings related to the REMEC wireless acquisition, timing for the completion of the Filtronic wireless acquisition, demand levels for the Company’s product lines, trends in the wireless infrastructure market, the timing of product deliveries and future orders, expense levels, capital expenditure rates, inventory turns, tax rates, cash flows, and day sales outstanding are all forward-looking statements. All these statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions and realize anticipated cost savings and synergies, fluctuations in foreign currency, the ability to implement new ERP systems, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts. Please refer to our press release and Powerwave’s current Form 10-K for the year ended January 1, 2006 and Form 10-Q for the quarter ending April 2, 2006 and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today which can be found at our website at Powerwave.com and on BusinessWire.

With all this in mind, I would like to start by quickly reviewing our financial results which are also summarized in our press release. Net sales for the second quarter of 2006 were 232.4 million, which is slightly below our forecasted range of 240 to 260 million for the second quarter. For the second quarter, we did not achieve the level of business that we expected from our direct operator customers. From a forecast perspective, we were incorrect in our estimate of the level of business with Cingular Wireless for the quarter. Our total direct and indirect business with Cingular for the second quarter accounted for approximately 11% of revenues. This includes sales directly to Cingular and to Cingular’s installation partners, which excludes any sales to OEM customers.

Reviewing our financial performance for the second quarter, approximately 3.4 million of acquisition-related non-cash charges and expenses are included within cost of goods sold and approximately 2.2 million are included in operating expenses.

For the second quarter, our gross margin on a GAAP basis is 22.5%, which is an improvement of almost 300 basis points from the first quarter of 2006. Excluding the 3.4 million of acquisition-related non-cash amortization expenses in our cost of goods sold for the second quarter, we would have reported a gross profit margin of 24%.

For the second quarter, sales and marketing expenses were 8.9 million, R&D was 15.2 million and G&A was 12.9 million. Including the acquisition-related non-cash amortization of 2.2 million, our total operating expenses were 39.2 million, a reduction of approximately 1.6 million from the first quarter of 2006. For the second quarter, we had an operating profit of 13.1 million or an operating margin of 5.7%. This includes acquisition-related non-cash charges and expenses of approximately 5.6 million. Excluding these charges and expenses, on a pro forma basis, we would have reported an operating profit of 18.7 million or an operating margin of 8.1%. We had net other income for the quarter of 1.4 million.

On a GAAP basis, our total income before taxes was 14.5 million. For the second quarter, our effective tax rate is approximately 13.1%, producing net income after tax of 12.6 million. The basic earnings per share is $0.11, and the diluted earnings per share is $0.10 based on weighted average shares outstanding or approximately 144 million shares.

On a pro forma basis, excluding the acquisition-related charges and expenses of 5.6 million and utilizing the same effective tax rate for the quarter, our net income after taxes would have been 17.5 million or diluted earnings per share of $0.13 based on diluted weighted average outstanding of 144 million shares.

I want to note that included in both our GAAP and pro forma results is the impact of approximately 1 million of pre-tax stock based compensation expense due to SFAS 123R, almost all of which is included in operating expenses. We adapted SFAS 123R beginning in the first quarter of 2006. If you were to exclude this expense from our reported results, you would add approximately $0.01 to EPS for both GAAP and pro forma results for the second quarter.

For the first six months of 2006, we had total net sales of 425.5 million. Our total net income for the first six months of 2006 on a GAAP basis is 10.3 million or diluted earnings per share of $0.09. On a pro forma basis, excluding the 10.9 million of acquisition-related charges and expenses, our net income after taxes would have been 19.3 million or diluted earnings per share of $0.15.

Now I will describe our revenues on a geographic basis. Our total America’s revenues for the second quarter of 2006 were approximately 70.2 million or 30% of revenues, which represents a significant increase from our first-quarter 2006 Americas revenues of 58.2 million. For the second quarter of 2006, our Asian sales accounted for approximately 11% revenues or 24.4 million, which is flat from our first-quarter 2006 Asian revenues. Our total European and international revenues were 137.8 million or approximately 59% of revenues, which is also an increase from the first quarter of 2006 when European and other international revenues were 110.6 million.

For the second quarter, our wireless communications business unit represented approximately 94% of our revenues. Our Contract Manufacturing business accounted for approximately 6% of our revenues or 12.8 million. Also for the second quarter, sales of products within antenna systems totaled 64.1 million or 28% of total revenues. Base stations system sales totaled 133.7 million or 57% of revenues, and coverage system sales totaled 21.7 million or 9% of revenues.

For the second quarter, our total 3G-related sales were approximately 30 million or approximately 13% of our revenues. In terms of our customer profile for the second quarter, our total OEM sales accounted for approximately 55% of total revenues, which is up slightly from the preceding quarter’s percentage of 53% of revenues for OEM sales.

Also, for the second quarter, our total direct and operator sales accounted for approximately 39% of our total revenues. While this is down slightly as a percentage of revenue from the preceding quarter, our actual total direct sales increased by approximately 12.5 million from the first quarter. Our Contract Manufacturing customers account for the remaining 6% of revenues for the second quarter.

Looking at gross margins on a GAAP basis, our total consolidated gross profit margin was 22.5% for the second quarter. On a pro forma basis, excluding 3.4 million of non-cash acquisition-related charges, our total gross profit margin would have been 24%. Our gross margin improvement in the second quarter versus the first quarter of 2006 is due to our increased revenues, which contributed to improved absorption of our manufacturing overhead and additional material cost reductions and manufacturing improvements, all of which combined to improve our gross margins.

On the alternative side, contributing to a negative impact on our gross margins was the shift in mix of our business to OEM-based products when compared to the preceding year mix. In spite of these factors, we were able to show significant improvement in our gross margins for the quarter.

In terms of other income, we recorded approximately 1.4 million of other income in the second quarter of 2006. Contributing to this other income were continued higher interest rates during the quarter that caused our interest income to exceed our interest expense for the quarter, as well as our net foreign currency impact was positive for the second quarter and contributed approximately 875,000 of net other income for the quarter.

For the second quarter, our effective tax rate was 13.1%. For the six-month period, our effective rate is 17.4%. While we are continuing to evaluate our future tax rate based on our diverse international operations, we continue to estimate that our effective worldwide tax rate will continue to be in the range of approximately 15% for fiscal 2006.

I want to stress this estimate will fluctuate based upon our actual results. Next, I will quickly review our balance sheet. Total cash at July 2, 2006 was approximately 220.2 million, of which 11.8 million is reflected as restricted cash.

In terms of our total cash, this represents a reduction in cash from the first quarter of approximately 24 million. The majority of the increase in the restricted cash represents cash deposits for the final purchase of the remaining outstanding common shares of LGP Allgon.

Our operating cash flow for the second quarter was a net use of cash of approximately 24 million, and our capital spending totaled approximately 2.4 million for the quarter. The main use of cash during the quarter were the increase in our inventories, as well as Accounts Receivable.

For the second quarter, our net inventory was 132.1 million and represents inventory turns of approximately 5.4 times, which is basically flat with our first quarter. Our total net Accounts Receivable increased to 253.7 million, which represents an increase of approximately 41 million, which mirrors our increase in revenues for the quarter. Our A/R day sales outstanding is approximately 99 days, which is due to the significant increase in our international revenues with associated longer payment cycles. Going forward, we expect to maintain our DSOs in the range of 80 to 90 days.

Before turning the call over to Run, I would like to provide you with our updated financial guidance for the third quarter of 2006. Please note that our guidance is subject to a number of risks and uncertainties that could impact our future outlook and results. Many of these are detailed in our public filings with the SEC.

With all that in mind, based upon our current outlook and order patterns that we see, as well as forecasts from our various customer bases, we have established a revenue range of 200 to 210 million for our third quarter. This range does not include any revenues from our proposed acquisition of the wireless infrastructure business of Filtronic PLC.

I also want to note that this forecast reflects a significant reduction in our expectations for Cingular Wireless business for the third quarter. As Ron will discuss, we have decided to be extremely conservative concerning this special customer. Based on these lower revenues, our current pro forma earnings estimate for the third quarter, excluding any restructuring and acquisition-related charges and expenses, is expected to be in the range of $0.05 to $0.07 per share.

I would now like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you, Kevin, and good afternoon, everyone. I want to start by stating that we’re disappointed with our revenue results for the second quarter. While our second quarter EPS results were well within our earnings per share guidance, we are not pleased with the revenue results. These sales results have been impacted by the slowdown in spending within the North American operator market.

In looking at our guidance for third quarter, we have decided to take a conservative view and significantly reduce our previous expectations for a large North America operator. While we do not believe we have lost any marketshare at this customer and we will continue to view them as an important customer at Powerwave, it has become apparent to us that their spending plans have come under re-evaluation, and we are uncertain as to the future timing of their spending and the amounts being spent.

In looking at our guidance for the third quarter, we anticipate that spending in the European market will slow for the summer vacation period, which is traditional in our industry. This slowness, coupled with recent public statements from our OEM customers including Ericsson, Nortel and others stating they expect slowness during the third quarter, adds to our conservative view.

While we continue to believe in the long-term growth opportunities in the wireless infrastructure business, we do believe that there is a fair amount of uncertainty in the short-term. Therefore, we believe that it is prudent for us to take a more conservative view. Given this, we have chosen not to provide an update for our total 2006 revenue. Although we do believe that we will be able to grow our revenue ahead of the industry market projections for 2006.

We do believe the wireless infrastructure industry has a number of long-term growth opportunities. We see strong subscriber growth rates, additional 2.5 and 3G network rollouts, increased data usage and minutes of use. We continue to believe that Powerwave is in excellent position to build upon and capture the opportunities in our global market.

I next want to review our key customers for the quarter. For the second quarter, our largest customer was Nokia who represented approximately 21% of sales, followed by Siemens who represented 11% of sales for the quarter. Both of these demonstrated solid growth over the first quarter of 2006, and we expect them to remain strong in the third quarter.

One of our major customers who we continually get asked about is Cingular Wireless. As many of you know, Cingular has been a very good customer of Powerwave, and we have been very active in their buildout of both GSM and 3G networks here in North America. For the second quarter, our direct business with Cingular, along with our indirect business to their installation partners, represented approximately 11% of sales for the quarter. While this is an increase over our direct business with Cingular in the first quarter, it is still less than we expected for the second quarter.

In addition to these customers, we had a number of additional customers and each exceeded $5 million of revenue for the quarter. These customers included T-Mobile, Ericsson, Sprint Nextel, Lucent, Motorola and Nortel. We clearly believe that we have a large diversified customer base, and we will continue to work harder to diversify our customer mix.

In terms of new business opportunities, we continue to introduce a wide range of new products and features to the wireless infrastructure marketplace. These include our next generation Remote Radio Head, which integrates base station components including transmitter, power amplifiers, receivers and duplexers into a single compact enclosure. This product provides a truly flexible compact solution for future generation deployments.

Our next generation wideband CDMA indoor Nano Repeater, which provides what we believe is the industry’s smallest full functional indoor wideband CDMA repeater product. And our new VersaFlex family of base station enclosures, which incorporates an innovative modular design that provides wireless operators with a footprint over 40% smaller than competing products while providing larger equipment capacity and faster installation times. With all these new and existing products, we continue to believe that we have the right products to support the demand in the wireless infrastructure market, and we continue to position Powerwave to be the leading innovator in our industry.

I would like to provide you an update on our Filtronic’s acquisition. At this stage, we have received all the required regulatory clearances. All that is left is for Filtronic to mail the offering circular for their shareholders and set a meeting date. At this time the circular is being reviewed with the

UK authorities. We anticipate that the shareholder meeting will occur in September, which is a slight delay from our original expectations. Assuming that we receive shareholder approval, we would move and close quickly thereafter.

In looking at our industry, I remain very optimistic about the industry’s long-term future. We believe at the macrolevel there will be continued spending in the North America market in GSM, wideband CDMA and EVDO networks. We continue to see from our European and Asian OEMs and operator customers a continued desire to upgrade and deploy additional 2G and 3G networks utilizing Powerwave’s coverage and capacity solutions. We are extremely pleased and excited about our new product’s acceptance and the performance that our customers have seen.

I would like to again assure you that we will continue to aggressively pursue business opportunities globally while at the same time continuing to work on improving our operational performance and strive to deliver the type of performance that you have come to expect from Powerwave Technologies.

I would now like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Matt Robison, Ferris Baker Watts.

Matt Robison - Ferris Baker Watts - Analyst

Can you characterize to what degree India may have become more significant for you in the quarter and if you guys count that as EMEA or Asia? And also if you could give me the breakout — I know they are small numbers — but the breakout of the 123R expenses by category?

Kevin Michaels - Powerwave Technologies - CFO

Let me first start with the 123R. I don’t have it by category, but it’s almost all in operating expenses. It is the amount that is in cost of goods sold, approximately 100,000. So the rest — and predominantly it’s within G&A and R&D. The largest piece sits in G&A, but it’s in operating expenses.

Ron Buschur - Powerwave Technologies - President & CEO

And as far as India, that is in our Asia region. India has been an important region and area for Powerwave. As you know, we participated in the first buildout there, and we certainly have been participating and we believe we will participate in a meaningful manner as the buildout is currently underway.

Matt Robison - Ferris Baker Watts - Analyst

Do you think that that business in that part of the world is — when do you think it peaks?

Ron Buschur - Powerwave Technologies - President & CEO

Well if you look at some of the projections and still some of tenders that are out there that have not necessarily been announced or awarded, we are currently supplying products and solution to that marketplace today. But I think if you look at the peak time frame, you would probably find more towards Q1 of next year is where it really peaks.

Matt Robison - Ferris Baker Watts - Analyst

Okay. Thank you.

Operator

Jeff Kvaal, Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

Thank you both very much for taking the question. Just dialing in on the Cingular question a little bit, it sounded to us from the Cingular call that their overall spending plan for the year calls for some up CapEx for the balance of the year. Is this something that you folks are seeing in your conversations, or what is leading you to take a chunk of Cingular out of your back-half plan?

Ron Buschur - Powerwave Technologies - President & CEO

Well, one of the areas that we had spent a lot of time over the last couple of quarters is looking at Cingular’s bill plans and how that was going to impact our revenue projections. Our discussions with Cingular, yes, they are planning on spending. I think they noted at best case it will be at the low-end of their estimates of their spending patterns, and with what we have seen over the last couple of quarters, we think it is best to take a more conservative view. As we have stated, if the Cingular spend takes place, this should be a positive upside for us in our earnings and our revenue forecast going forward.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, Ron. So would it be fair for us to consider that you folks are modeling Cingular spending to be down in the second half of the year from the June level?

Ron Buschur - Powerwave Technologies - President & CEO

I can certainly say it is safe, Jeff, to say we have taken their numbers significantly down in our revenue forecast, yes.

Operator

Kim Anderson, JPMorgan.

Kim Anderson - JPMorgan - Analyst

You guys showed a number, the direct and indirect revenue from Cingular was 11% of revenue. Can you give that equivalent number for last quarter for comparison?

Ron Buschur - Powerwave Technologies - President & CEO

I would say if you looked at last quarter, it would be probably in the 8%, maybe 10% indirect ratio.

Kim Anderson - JPMorgan - Analyst

Okay. And then Filtronic reported earnings today which were not very good, including the decline in revenue and margins. Was there anything in that report that surprised you? They also gave some pretty good forward guidance. Or did you kind of know about the weakness that was in the first half of the year when you made the offer?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think in terms of the first half it was really in their first — what would have been called our first quarter, so yes, we were aware of that through our diligence process. I think also they had previously given some indications of some slowness back at that period. So publicly they had previously talked some of those issues out there, so they — and I think as you see in the release today, they talked about the slowness in that first quarter. And since then, they have seen a good pickup, and as they have discussed, they believe they see some good strength going into the second half of the year.

So we also, as Ron mentioned, we are positive on a long-term basis, but we think given what has happened to us here over the first half of year, it is prudent for us to be ultraconservative.

Kim Anderson - JPMorgan - Analyst

Okay. And then you were pretty confident when you were out at our conference at the end of May about Cingular strength, and I am just curious, what happened to change your outlook? Were there cancellation and when in the quarter did that happen?

Ron Buschur - Powerwave Technologies - President & CEO

As we stated that we would see sales with Cingular improve this quarter, which we did see some improvement in sales there with Cingular direct and indirect, when we outlined the spend for the year. I think as everyone else recently Cingular, as well as some of our OEM customers, have come out with a new forecast that would show that the spend with Cingular is not quite as aggressive as what they had anticipated.

Kim Anderson - JPMorgan - Analyst

Okay. Thanks.

Operator

Mike Walkley, Piper Jaffray.

Mike Walkley - Piper Jaffray - Analyst

Kevin, just a couple of housekeeping questions on the model. You did a good job in lowering your operating expenses during the quarter. With the lower revenue next quarter, maybe you can talk about in absolute numbers how we should think about R&D and G&A and sales and marketing going forward?

Kevin Michaels - Powerwave Technologies - CFO

Yes, I think they stay relatively flat. If we come down there, there might be a little bit of — you know, sales and marketing has a little bit of revenue commission dollars tied into it. The rest of the numbers I would model pretty flat. We certainly are looking at doing things long-term to further improve our cost structure, but for this third quarter, I would keep them flat.

Mike Walkley - Piper Jaffray - Analyst

Okay. And then, Ron, just obviously with the mix running a little heavier to OEM over the past several quarters, how do you guys think about maybe your long-term mix and impact to gross margin between carrier and direct to OEM sales?

Ron Buschur - Powerwave Technologies - President & CEO

Well, one of the things that we have done is spent a lot of time on looking at our designs of our products and making sure that they were designed in a manner which they were more manufacturable, and we could improve our margins. Then I think if you look at this quarter and the mix that Kevin had outlined in his opening comments, you can see that we have offset those margins.

Now there is pressure with the margins when you compare that to the operators. But I think we’ve done a pretty good job of improving our gross margins by 300 basis points this quarter on a pretty heavily OEM product-related mix. So going forward I think we will be able to maintain our operating range that we talked about.

Mike Walkley - Piper Jaffray - Analyst

Okay. Great. And just another question. When you say you still expect to grow in 2006 greater than the market, where do you guys put that market forecast for 2006?

Ron Buschur - Powerwave Technologies - President & CEO

Well, if you look at some of the projections out there, there is people that are talking 6 to 8% growth for this next year. We certainly believe that we can grow faster than 6 to 8% for the year.

Operator

James Faucette, Pacific Crest.

James Faucette - Pacific Crest - Analyst

I wanted to ask on related to your 3G-related revenue, that seems to be down if I heard correctly pretty significantly sequentially and year-over-year. Can you just give a little color as to what is influencing your sales there and how we should think about how that may return and pick up given your long-term outlook?

Ron Buschur - Powerwave Technologies - President & CEO

No, I think you’re absolutely correct. We noticed that a lot of the OEM buildout and products that specifically Nokia and Siemens and some of our other OEM customers are focusing on are more 2G-related than 3G, and I think they have all publicly announced that they do expect the 2G spend to be considerably higher yet for this year than what they were forecasting for 3G. So that is somewhat what we have tailored in our plan going forward.

James Faucette - Pacific Crest - Analyst

But in terms of on an absolute basis, I mean is that — are your OEM customers, as well as your direct network customers, are they seeing a pause in their build plans for 3G itself and then expecting some sort of return would it be this year or next year?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I think most of them right now are forecasting a similar mix in Q3 as what he had seen in Q2. As far as a percentage of their build plan, I think except for Vodafone many of them are somewhat conservative in their new build of the next generation of base station products skewed towards the 3G applications. So if we look at that and we look at some of the emerging markets who are incorporating 2G new base station networks or even enhancing the existing network, I think that would lend itself to a similar mix to what we have seen this quarter going forward.

James Faucette - Pacific Crest - Analyst

Okay. And then finally, as I just kind of do back of the envelope type calculations, even taking a very very conservative stance on Cingular sequentially, it seems like there may be some other areas of at least a little bit of softness right now. Am I reading through that correctly, and can you shed any light as to maybe what may be going on with other geographies?

Ron Buschur - Powerwave Technologies - President & CEO

Sure. One of the areas, as we had outlined in the opening comments, we do know within Europe it is a traditional slowing period with the vacations taking place there. Several of the OEMs have publicly stated that they expect spending to be a little bit less this next quarter than traditionally expected during this period of time. So that is why we had given guidance that was a little more conservative and in line with that.

James Faucette - Pacific Crest - Analyst

So it is all just centered primarily around what you would consider to be Western European seasonality and maybe it is a little bit more seasonal, if you will, this year than previous?

Kevin Michaels - Powerwave Technologies - CFO

Right. We think the seasonality there is a little stronger. It appears a little stronger. Also, I think as Ron mentioned earlier you have seen a couple of OEMs come out with some pretty conservative statements. People like Ericsson and Nortel and a few others have made some very conservative statements, at least looking at their next quarter. So we’re trying to be conservative. Obviously we sell to all the major OEMs, so those impact us as well.

Operator

Rich Valera, Needham & Co.

Rich Valera - Needham & Co. - Analyst

Your compensation for the Filtronic deal is I guess roughly half based on stock. Do you foresee any issues there with your stock having — well, likely having weakened subsequent to the agreement of that deal at the close of the deal?

Kevin Michaels - Powerwave Technologies - CFO

We don’t think it will cause an issue in closing the deal. I think if you look at their release today, they are looking forward to the deal.

Clearly the stock has come under pressure, and obviously that would be a disappointment on anyone’s view. But the valuations across our industry have come down. And, as you know, our deal was structured that there is no adjustment clause. So we are confident it is still a reasonable value based on where valuations are today, and we are ready to go forward.

Rich Valera - Needham & Co. - Analyst

And just a clarification, Ron, on the Cingular expectation for the third quarter, I thought you might have said initially that you have essentially taken it all out, or can you just kind of clarify exactly what your expectations are for Cingular in the third quarter?

Ron Buschur - Powerwave Technologies - President & CEO

What we said is we have significantly reduced the percent of the Cingular build that we have in this quarter, and I would say one could make an assumption that it is well below 5%.

Rich Valera - Needham & Co. - Analyst

As a customer?

Ron Buschur - Powerwave Technologies - President & CEO

That is right.

Rich Valera - Needham & Co. - Analyst

Okay. That is helpful. Thank you.

Operator

[Brian Grad], [DLS Capital Management].

Brian Grad - [DLS Capital Management] - Analyst

My question has already been answered.

Operator

Mike Ounjian, Credit Suisse.

Mike Ounjian - Credit Suisse - Analyst

Ron, can we talk a little bit more about Nokia? Obviously by far the largest customer this quarter. I just wanted to get any perspective on visibility for the second half of the year with them? Any concern on your part that they may have built up any inventory of our products. Then also, since with some time having passed since the Filtronic deal having been announced — obviously you’re a major supplier, so are they — any reaction from them to the deal?

Ron Buschur - Powerwave Technologies - President & CEO

Good questions, Mike. No, first of all, looking at the Nokia business going forward, we have had a strong relationship for many years with Nokia. They are a very important customer of ours. Their view and they have been very aggressive in several wins in the Asia APAC region, as well as Europe, and their business seems to been pretty strong. As we had indicated in our opening comments, we expect to be able to maintain a healthy portion of our business going forward in Q3 with Nokia at a similar level that we have today.

As far as the Filtronic’s relationship with Nokia, they have a very good position there with Nokia. We have met with the Nokia executives multiple times, and I believe they are very excited and they embraced the opportunity for these two companies to come together and to bring the technology that I think they see that both companies have on a stand-alone basis together into one product offering to Nokia in the future.

Mike Ounjian - Credit Suisse - Analyst

Great. And then in terms of just conversations with the various OEMs and the operators in Europe, obviously you have talked about weak summer seasonality. What kind of visibility do you have into the fourth quarter? Is there a good reason to believe that demand should pick back up there then, or is that just too early to say at this stage?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I mean historically, Mike, as you know the fourth quarter is strong in our industry, so we anticipate that we should have a stronger fourth quarter than the third. The visibility from our European operators and the guidance that the OEMs have been giving us demonstrate that they have a strong desire for Q4 for their products within their operator customer base. So we anticipate Q4 to be strong. What we’re trying to do is now come in and be able to deliver something as far as revenue guidance that we feel comfortable we will be able to meet.

Operator

(OPERATOR INSTRUCTIONS). [John Finn], private investor.

John Finn Private Investor

The earnings per share has been trending down, and you are projecting it to trend down again in the third quarter. When, if it is not too big a question, when do you expect to see it turn and start trending up again?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think obviously we have dealt with some issues. Actually this quarter’s results we just announced, the earnings per share were up significantly over our first quarter. Clearly we are taken a conservative view, which yes, our EPS level on this conservative view would be down in the third quarter. Obviously we’re working to try to grow the business, and we believe long-term we will be able to drive improved performance which will drive higher EPS. We are in a very difficult and competitive industry, and we’re working very hard to execute as well as we can. As Ron mentioned, we are obviously not happy with all of our results, but we think we’re doing a good job in this difficult environment, and we will keep executing there.

John Finn Private Investor

Okay. Then you don’t really have any projection even for the industry as to when things will turn up?

Ron Buschur - Powerwave Technologies - President & CEO

Well, I think, John, if you look at the industry as a whole like we said long-term, we do believe that there is a positive opportunity in the Q4 timeframe as far as some growth. But what we’re trying to do is be a little bit more conservative in our overall view, and looking at 2007, if you look at the projections that the market have, 2007 should have a modest growth over ‘06.

John Finn Private Investor

Okay, I understand, and I appreciate your turning conservative. You were probably a little bit too liberal for the second quarter, and you got burned and I can appreciate that.

Ron Buschur - Powerwave Technologies - President & CEO

Thank you for your support as well.

Operator

Jeff Kvaal, Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

A follow-up question if I may, Kevin. Would you mind giving us some sense of how we should think about gross margin trending in September and also what we should be thinking about for other income?

Kevin Michaels - Powerwave Technologies - CFO

Sure. You know our revenue guidance obviously in 200 to 210 and our EPS at $0.05 to $0.07, I think I’m sure you have probably done some math and you see we are assuming in those parameters a slight fall in our gross margins compared to the quarter we just had, which would be due to lower absorption and lower revenue slightly less efficient for the quarter. So that would be the impact there. I’m sorry. What was your second question?

Jeff Kvaal - Lehman Brothers - Analyst

On the other income line?

Kevin Michaels - Powerwave Technologies - CFO

On the other income line, you know that I would say basically we are flat. Our interest income equals our interest expense, so we are basically flat there. And then the other real impact is what foreign exchange does. And I would assume basically kind of a flat number there, maybe a couple hundred thousand positive. We are not anticipating any large moves in exchange rates this quarter, but always that can happen.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Thank you very much.

Operator

I would like to turn the call back over to management for closing remarks.

Ron Buschur - Powerwave Technologies - President & CEO

I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We remain very focused and excited about the opportunities in the current wireless infrastructure market, and we look forward to sharing with you our results for the third quarter of 2006.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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